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                                                                  EXHIBIT 3.1(a)


                             AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF

                                 COMMERX, INC.

     Commerx, Inc., a Corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation") does hereby certify as follows:

     FIRST:    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 14, 1998.

     SECOND:   The Amended and Restated Certificate of Incorporation of the
Corporation was filed with the Secretary of State of the State of Delaware on December 22, 1998.

     THIRD:    The second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 28, 1998.

     FOURTH:   The third Amended Certificate of the Corporation was filed with the Secretary of State of the State of Delaware on October 13, 1999.

     FIFTH:    This fourth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

     SIXTH:    This Amended and Restated Certificate of Incorporation was
approved by the written consent of stockholders holding at least a majority of the outstanding Capital Stock of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     SEVENTH: The provisions of the original Certificate of Incorporation of this Corporation and any and all amendments thereto and restatements thereof, are hereby amended and restated in their entirety to read as follows:

                                   ARTICLE I

     The name of the corporation is Commerx, Inc.

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III
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     The nature of the business or purpose to be conducted or promoted by the
Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000). The total number of shares of Preferred Stock which this Corporation has authority to issue is Eleven Million Nine Hundred Thousand Eight Hundred Seventy Nine (11,900,879). The Common Stock and the Preferred Stock shall each have a par value of $0.001 per share.

     Upon the effectiveness of the second Amended and Restated Certificate of Incorporation dated December 28, 1998, each then outstanding share of this Corporation's Common Stock was automatically converted into 84.75 shares of this Corporation's Common Stock.

     B. The Board of Directors has provided for the issuance of a (i) series of 8,682,858 shares of Preferred Stock designated as "Series A Preferred Stock" (the "Series A Preferred") and (ii) another series of 3,218,021 shares of Preferred Stock designated as "Series B Preferred Stock (the "Series B Preferred"). The rights, preferences, privileges and restrictions granted to or imposed on the Common Stock, the Series A Preferred and Series B Preferred are as follows:

          1. Dividends. The holders of the Series A Preferred shall be entitled to receive dividends at the rate of $0.084 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of any assets legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. The holders of the Series B Preferred shall be entitled to receive dividends at the rate of $0.994 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, payable out of any assets legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative.

     No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid or declared on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of $0.084 per share (as adjusted for any stock dividends, combinations, or splits with respect to such shares) on the Series A Preferred and dividends in the total amount of $0.994 per share (as adjusted for any stock dividends, combinations, or splits with respect to such shares) on the Series B Preferred, shall have been paid or declared and set apart during that fiscal year and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section B.1) is paid with respect to all outstanding shares of Series A Preferred and Series B Preferred in an amount for each such share of Series A Preferred and Series B Preferred equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred and Series B Preferred could then be converted.

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          2.   Liquidation Preference.

               (a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily (a "Liquidation Event"), the holders of the Series A Preferred and the Series B Preferred shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount equal to $1.05 per share and $12.43 per share, respectively, for each share of Series A and Series B Preferred then so held, in each case as adjusted for any stock dividends, combinations or splits with respect to such shares, plus a further amount equal to all declared but unpaid dividends on such shares.

     All of the preferential amounts to be paid to the holders of the Series A and Series B Preferred under this Section 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of funds of this Corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up.

     If, upon such liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation legally available for distribution are insufficient to provide for the payment of the full aforesaid preferential amount to the holders of the Series A Preferred and the Series B Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series A Preferred and the Series B Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

     After the payment or the setting apart of payment of the full preferential amounts to the holders of the Series A Preferred and the Series B Preferred, the holders of the Common Stock and the Series A Preferred shall be entitled to receive all remaining assets and funds of the Corporation ratably on a per-share basis (in the case of the Series A Preferred based upon the number of shares of Common Stock into which each share of the Series A Preferred is convertible) until the aggregate amount received by the holders of Series A Preferred pursuant to this Section 2 is an amount per share (as adjusted for any stock dividends, combinations or stock splits with respect to such shares) equal to:
$3.15. After the holders of the Series A Preferred receive such aggregate amount, all remaining assets of the corporation available for distribution shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each.

               (b) Deemed Liquidation. A merger, consolidation or sale of all or substantially all of the assets of the Corporation which will result in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

               (c) Noncash Distributions. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to

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determine the value of the assets to be distributed to the holders of the Series
A Preferred, Series B Preferred or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of the Series A Preferred, Series B Preferred or Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

                    (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the closing;

                    (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                    (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a class, provided that if the Corporation and the holders of a majority of the outstanding shares of Series A Preferred and Series B Preferred are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but acceptable to the holders of a majority of the outstanding shares of Series A Preferred and Series B Preferred.

          3.  Voting Rights.

               (a) General. Except as set forth herein or as otherwise required by law, the holder of each share of Common Stock issued and outstanding shall have one vote for each share of Common Stock held by such holder, and the holder of each share of Series A Preferred and Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred and Series B Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class. Holders of Common Stock, Series A Preferred and Series B Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Except as otherwise expressly provided herein, or as required by law, the holders of Series A Preferred, Series B Preferred and Common Stock shall vote together as a single class, and not as separate class or series on all matters to come before the stockholders of the Corporation.

               (b) Board of Directors. The authorized number of directors shall be seven (7). The holders of the Series A Preferred, voting together as a single class, shall be entitled to elect two directors. The remaining directors shall be elected by the vote of the holders of a majority of the Common Stock and the Series B Preferred, voting together as a class, and the holders of a majority of the Series A Preferred, voting separately as a class. Any vacancies on the Board of Directors shall be filled by vote of the holders of that class or series of stock originally entitled to elect the director whose absence or resignation created such vacancy.

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          4.   Conversion.  The holders of the Series A Preferred and Series B
Preferred have conversion rights as follows (the "Conversion Rights"):

               (a)  Right to Convert.

                    (i) Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.05 by the Series A Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "Series A Conversion Price") shall initially be $1.05 per share of Common Stock. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided.

                    (ii) Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $12.43 by the Series B Conversion Price, as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "Series B Conversion Price") shall initially be $12.43 per share of Common Stock. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided.

               (b)  Automatic Conversion.

                    (i) Each share of Series A Preferred shall automatically be converted into shares of Common Stock at the then effective, applicable Series A Conversion Price upon the earlier to occur of (A) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities for the account of the Corporation to the public at a price per share of Common Stock of not less than $2.625 per share (subject to proportionate adjustment in the event of a stock split, reverse stock split, reclassification or stock dividend) and an aggregate offering price of not less than Five Million Dollars ($5,000,000) or (B) the election of holders of at least two-thirds of the then outstanding Series A Preferred to convert such shares into Common Stock.

                    (ii) Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective, applicable Series B Conversion Price upon the earlier to occur of (A) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities for the account of the Corporation to the public at a price per share of Common Stock of not less than $18.645 per share (subject to proportionate adjustment in the event of a stock split, reverse stock split, reclassification or stock dividend) and an aggregate offering price of not less than Fifteen Million Dollars ($15,000,000) or (B) the election of holders of at least two-thirds of the then outstanding Series B Preferred to convert such shares into Common Stock.

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               (c)  Mechanics of Conversion. No fractional shares of Common
Stock shall be issued upon conversion of Series A Preferred or Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective respective Conversion Price. Before any holder of Series A Preferred or Series B Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred or Series B Preferred and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred or Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred or Series B Preferred, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred and Series B Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred and Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred or Series B Preferred, in addition to such other remedies as shall be available to the holder of such Series A Preferred or Series B Preferred, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          5.   Adjustments To Conversion Price.

               (a) Special Definitions. For purposes of this Section 5, the following definitions shall apply:

                    (i) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (ii) "Original Issue Date" for the Series A Preferred or Series B Preferred shall mean the date on which the first share of Series A Preferred or Series B Preferred was issued.

                    (iii) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than the Series A Preferred or Series B Preferred) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

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                    (iv) "Additional Shares Of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to subsection 5(c), deemed to be issued) by the Corporation after the Original Issue Date, other than:

                         (A)  shares of the Corporation's Common Stock issued
upon conversion of the Series A Preferred or Series B Preferred;

                         (B)  shares of Common Stock issued to officers,
directors, employees of and consultants to the Corporation pursuant to stock option plans approved by a majority of the members of the Board of Directors;

                         (C)  as a dividend or distribution on Series A
Preferred or Series B Preferred or any event for which adjustment is made pursuant to subsection 5(f) or 5(g) hereof;

                         (D)  to any bank, equipment or real property lessor or
other similar institution if and to the extent that the transaction in which such issuance is to be made is approved by the Corporation's Board of Directors; or

                         (E)  shares issued pursuant to or in connection with
any corporate partnership, joint venture, licensing or distribution arrangement if and to the extent that the transaction in which such issuance is to be made is approved by the Corporation's Board of Directors.

               (b) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series A Preferred or Series B Preferred shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price of such series in effect on the date of and immediately prior to such issue.

               (c) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 5(g) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price of the Series A Preferred or Series B Preferred in effect on the date

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of and immediately prior to such issue, or such record date and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (i) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                    (iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                           (A)  in the case of Convertible Securities or
Options, for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                           (B)  in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (iv) no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

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                    (v)  in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

               (d) Adjustment of Conversion Price of Preferred Stock Upon Issuance of Additional Shares of Common Stock.

                    (i) In the event that after the Original Issue Date the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 5(c)) without consideration or for a consideration per share less than the Conversion Price of the Series A Preferred in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price of the Series A Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price of the Series A Preferred, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this subsection (d), all shares of Common Stock issuable upon conversion of outstanding Series A Preferred and outstanding Convertible Securities or exercise of outstanding Options shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection 5(c), such Additional Shares of Common Stock shall be deemed to be outstanding.

                    (ii) In the event that after the Original Issue Date the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 5(c)) without consideration or for a consideration per share less than the Conversion Price of the Series B Preferred in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price of the Series B Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price of the Series B Preferred, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided further that, for the purposes of this subsection (d), all shares of Common Stock issuable upon conversion of outstanding Series B Preferred and outstanding Convertible Securities or exercise of outstanding Options shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection 5(c), such Additional Shares of Common Stock shall be deemed to be outstanding.

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               (e)  Determination of Consideration. For purposes of this Section
5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                    (i) Cash and Property. Except as provided in clause (ii) below, such consideration shall:

                         (A)  insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         (B)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Corporation; and

                         (C)  in the event Additional Shares of Common Stock are
issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

                    (ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c), relating to Options and Convertible Securities, shall be determined by dividing

                         (x)  the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                         (y)  the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (f) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock dividend, stock split, or otherwise), into a greater number of shares of Common Stock, the Series A Conversion Price and Series B Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the

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event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A Conversion Price and the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (g) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock then and in each such event provision shall be made so that the holders of Series A Preferred and Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Series A Preferred and Series B Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred and Series B Preferred.

               (h) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred or Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Series A Preferred or Series B Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred or Series B Preferred immediately before that change, all subject to further adjustment as provided herein.

               (i)  No Impairment.

                    (i) Without the prior written consent of the holders of a majority of the Series A Preferred, voting separately as a class or series, the Corporation will not by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

                    (ii) Without the prior written consent of the holders of a majority of the Series B Preferred, voting separately as a class or series, the Corporation will not by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid

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

or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred against impairment.

               (j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred or Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred or Series B Preferred furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred or Series B Preferred.

          6.   Redemption.

               (a) Upon receipt by the Corporation of the written request by the holders of two-thirds of the then outstanding Series A Preferred that such holders' shares be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem on a pro rata basis one-third (1/3) of the then outstanding shares of Series A Preferred on each of the fifth, sixth and seventh anniversaries of the date on which the first share of Series A Preferred was issued (each payment date being referred to herein as a "Series A Redemption Date"), by paying in cash therefor a sum per share equal to $1.05 per share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on each such share (the total amount of such payment is hereafter referred to collectively, as the "Series A Redemption Price"). Written notice must be provided at least sixty (60) days prior to the applicable Series A Redemption Date for the redemption of shares of Series A Preferred in accordance with the subsection immediately hereafter.

               (b) At least thirty (30) days prior to each Series A Redemption Date, after notice has been given by holders initiating a request for redemption, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred to be redeemed, at the address last shown on the records of the Corporation for each holder, specifying the number of shares to be redeemed from such holder, the applicable Series A Redemption Date, the Series A Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the price designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Series A Redemption Notice"). Except as provided herein, on or after the applicable Series A Redemption Date, each holder of Series A Preferred to be redeemed at such time shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the price designated in the Series A Redemption Notice, and thereupon the Series A Redemption Price of such shares shall

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

be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after the applicable Series A Redemption Date, unless there shall have been a default in payment of the Series A Redemption Price, all rights of the holders of shares of Series A Preferred designated for redemption in the Series A Redemption Notice as holders of Series A Preferred (except the right to receive the Series A Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred on either Series A Redemption Date are insufficient to redeem the total number of shares of Series A Preferred to be redeemed on each such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on either Series A Redemption Date but that it has not redeemed.

               (d)  The Common Stock shall not be redeemable by the Corporation.

          7. Notices Of Record Date. In the event that the Corporation shall propose at any time:

               (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               (c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

               (d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up, then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred and Series B
Preferred:

                    (i) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date

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

on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

                    (ii) in the case of the matters referred to in (c) and (d) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

          8.   Protective Provisions.

               (a) In addition to any other rights provided by law, so long as the Series A Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred, voting together as a single class:

                    (i) amend or repeal any provision of the Corporation's Articles of Incorporation if such action would materially and adversely affect the rights, preferences, or privileges of the Series A Preferred;

                    (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to, or on a parity with the Series A Preferred;

                    (iii) pay or declare any dividend on any junior securities;
or

                    (iv) sell, convey, liquidate, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other Corporation (other than a wholly owned subsidiary Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of.

               (b) In addition to any other rights provided by law, so long as the Series B Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Preferred, voting together as a single class:

                    (i) sell, convey, liquidate, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, or effect any recapitalization, or any dissolution, liquidation or winding-up of the Corporation;

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

                    (ii) purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any of the Common Stock; provided, that this provision will not apply to the purchase of shares of Common Stock from the Corporation's directors, officers, employees, consultants or advisers pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment by or service to the Corporation;

                    (iii) except as may be required herein, authorize or issue, or obligate itself to issue, any other equity securities ranking senior to the Series B Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights, voting rights or otherwise; or

                    (iv) declare or pay dividends or declare or make any other distribution, direct or indirect (other than a dividend payable solely in shares of Common Stock) on account of the Common Stock or set apart any sum for any such purposes.

          9.   Limitations on Reissuance.

     No share or shares of Series A Preferred or Series B Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                                   ARTICLE V

     The Corporation is to have perpetual existence.

                                  ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE VII

     The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                 ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                  ARTICLE IX

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

          1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          2. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

          3. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this
Article in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE X

     Except as provided in Article IV above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Efthimios Stojka, the Chief Executive Officer of the Corporation. The signature below shall constitute the affirmation or acknowledgment, under penalties of perjury, that the facts herein stated are true.

Dated:  November 18, 1999.


                              COMMERX, INC.


                              /s/ Efthimios Stojka
                              -----------------------------
                              Efthimios Stojka
                              Chief Executive Officer

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